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                           DIRECTORS' RETIREMENT PLAN
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                         (As Amended December 9, 1994)


1.   Purpose.  The Directors' Retirement Plan is created to provide retirement
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     income to FMC Board members who retire from the Board after at least 5 years of service as a non-management Director.

2.   Eligibility.  All Members of the FMC Board of Directors who have completed
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     5 years continuous service on the Board as a non-management Director and who either remain on the Board until age 70 or are designated by the Nominating and Board Procedures Committee are eligible to participate in this Plan upon their retirement from the Board.

3.   Benefits.  Benefits shall be paid to the Director in quarterly installments
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     equal to one-quarter of the annual retainer for services as a Board member in effect at the time of the last Board meeting attended. Payment of benefits will begin the quarter following retirement or death and will continue for the number of full years of the Director's non-management service as a member of the Board.

4.   Lump Sum Benefit.  At the option of the Director, which option is
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     exercisable by written notice to the Corporate Secretary of FMC within thirty days after the Director's retirement, the Director may elect to receive in a lump sum the Actuarial Equivalent of benefits otherwise payable. For purposes of this Plan the term "Actuarial Equivalent" means an amount equal to the amount expected to be received under paragraph 3, above, based on the following actuarial assumptions:

          Interest -     7.5%

          Mortality -    Mortality Group Annuity
                         Table 1983.

5.   Surviving Spouse Benefit.  In the event of the death of a Director who is
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     receiving benefits under this Plan, those benefits that would otherwise have been payable to the Director will be paid to the Director's surviving spouse. Such payments to a surviving spouse will terminate on the earlier of the death of the surviving spouse or the date that
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     benefit payments to the Director would have terminated had he/she not died.

6.   Effective Date.  The effective date of the Plan is January 1, l984.  Past
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     service of members of the Board on the effective date is considered service for purposes of this Plan."